Exhibit 99.1

COLONY STARWOOD HOMES ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2015 FINANCIAL AND OPERATING RESULTS AND POST-MERGER UPDATE

- Merger Integration Substantially Complete with 80% of the Projected $50 Million of Synergies Realized -

- Converted Approximately $1.6 Billion of Variable Rate Financing to Fixed Rate -

- Board Approves 16% Increase in Annual Dividend Rate to $0.88 Per Common Share –

– Company Intends to Complete NPL Wind Down by End of 2017 –

- Board Authorizes $100 Million Increase in Share Repurchase Program to $250 Million –

- Company Provides Initial 2016 Financial Guidance -

Scottsdale, Arizona (February 29, 2016) – Colony Starwood Homes (NYSE: SFR) (the “Company”), previously known as Starwood Waypoint Residential Trust (“SWAY”) and a leading single-family rental real estate investment trust (“REIT”), today announced SWAY operating and financial results for the three months and year ended December 31, 2015. These results reflect the pre-Merger (as defined below), stand-alone results for SWAY only. The Company also announced selected financial and operating results for Colony American Homes (“CAH”), SWAY’s Merger partner, for the three months and year ended December 31, 2015.

On January 5, 2016, the Company completed the merger between SWAY and CAH (the “Merger”) and the internalization of SWAY’s manager (the “Internalization”), forming a company with a combined asset value of over $7 billion and over 30,000 homes. In connection with the Merger, SWAY was renamed Colony Starwood Homes and began trading under the ticker symbol “SFR” on the New York Stock Exchange.

“The merger of SWAY and CAH is substantially complete,” stated Fred Tuomi, the Company’s CEO. “Our teams and technologies performed exceptionally well, enabling most business operations to function effectively on day one of the merger. The compelling benefits of this transformative combination are already being realized as we have achieved 80% of our target $50 million in annual run-rate synergies and expect to achieve the remaining synergies by the end of 2016. Our Board’s decision to raise the annual dividend rate by 16% to $0.88 per common share recognizes our confidence in the cash flow potential of our stabilized rental home portfolio. In light of our expected return on equity, attractive dividend yield, solid NOI Margin and Core FFO production, $900 million of potential capital proceeds and an expected Net Asset Value in excess of $30 per share, we view Colony Starwood Homes as a very compelling investment.”

Fourth Quarter 2015 Operating Highlights: SWAY, CAH and Combined Company

Key portfolio and operating statistics for SWAY, CAH and the combined Company are provided below:

				Three Months Ended
	As of December 31, 2015			December 31, 2015
			Combined			Combined
	SWAY	CAH	Company	SWAY	CAH	Company
SFR Portfolio Homes(1)	12,881	17,796	30,677
Average monthly rent per home(1)	$1,510	$1,503	$1,506
Total portfolio occupancy(1)(2)	89.5%	94.9%	92.6%
Stabilized occupancy(1)(3)	93.2%	95.5%	94.6%
Renewal rent growth(1)(4)				3.5%	5.7%	4.9%
Replacement rent growth(1)				2.1%	4.1%	3.4%
Blended rent growth(1)				2.6%	5.0%	4.2%
Retention(1)				72.3%	76.8%	75.0%

(1)	Excludes 1,218 and 106 homes SWAY and CAH did not intend to hold for the long term as of December 31, 2015, respectively.
(2)	Represents number of homes occupied as of the last day of the period, divided by total single-family rental portfolio homes.
(3)	Occupied homes as of the last day of the period divided by homes that are currently occupied or have been occupied in prior periods.
(4)	Renewal rent growth includes rent growth from both renewals and escalation clauses on multi-year leases.

Fourth Quarter 2015 Financial Results: SWAY

Rental revenue from SWAY’s single-family rental portfolio increased 2.1% to $50.2 million for the three months ended December 31, 2015 compared to $49.2 million for the three months ended September 30, 2015. The change in rental revenue was driven by rent growth and an increase in the total number of single-family rental homes rented. Total revenues were $64.9 million for the three months ended December 31, 2015, compared to $86.3 million for the three months ended September 30, 2015. The change in total revenue was primarily due to a gain of approximately $26.0 million related to a $78.2 million sale of a re-performing loan (“RPL”) pool during the three months ended September 30, 2015. SWAY’s net loss attributable to common shareholders was approximately ($29.8) million, or ($0.78) per share, for the three months ended December 31, 2015, driven by depreciation and amortization.

Core FFO from operations, after adjusting for non-comparable and out-of-period items (“Core FFO as Adjusted”) was $6.9 million for the three months ended December 31, 2015, or $0.18 per share, compared to $16.4 million, or $0.43 per share, for the three months ended September 30, 2015. The change in Core FFO as Adjusted was primarily due to the aforementioned RPL pool sale, higher property and maintenance expenses associated with seasonally higher turnover, merger-related items and an accounting loss recorded on the sale of Real Estate Owned (“REO”) homes. Funds from operations as defined by the National Association of Real Estate Investment Trusts (“NAREIT FFO”) was ($8.3) million for the three months ended December 31, 2015 compared to $7.3 million for the three months ended September 30, 2015.

NAREIT FFO, CORE FFO AND CORE FFO as Adjusted
(Unaudited, in thousands, except shares and per share data)

	Three Months Ended December 31, 2015		Year Ended December 31, 2015
	SWAY	CAH	SWAY	CAH
Reconciliation of net loss to NAREIT FFO(1)
Net loss attributable to shareholders	$(29,786)	$(14,297)	$(44,393)	$(37,751)
Add (deduct) adjustments from net loss to derive NAREIT FFO:
Depreciation and amortization on real estate assets	23,305	28,006	80,080	108,307
Impairment and gain on sales of depreciated real estate investments	(1,876)	9,994	(4,052)	10,647
Non-controlling interests	8	(7,089)	336	(23,703)
FFO adjustments from unconsolidated joint ventures	—	45	—	239
Subtotal - NAREIT FFO(1)	(8,349)	16,659	31,971	57,739
Add (deduct) adjustments to NAREIT FFO to derive Core FFO:
Non-cash items (2)	5,687	5	18,959	242
Transaction-related expenses	7,564	4,692	11,852	7,112
Subtotal - Core FFO(1)	4,902	21,356	62,782	65,093
Add (deduct) adjustments to Core FFO to derive Core FFO as Adjusted for out of period items:
Real estate taxes and insurance (3)	2,013	757	915	—
Core FFO as Adjusted for out of period items (1)	$6,915	$22,113	$63,697	$65,093

Weighted average shares - basic and diluted	37,972,846		37,949,784

Total Core FFO as Adjusted per common share	$0.18		$1.68

Contributions to Core FFO as adjusted per common share by segment
SFR	$0.14		$0.58
NPL	0.04		1.10
Total Core FFO per common share	$0.18		$1.68
(1)	NAREIT FFO, Core FFO and Core FFO as Adjusted are non-GAAP measures.
(2)

For the three months and year ended December 31, 2015, for SWAY, non-cash interest excludes amortization of deferred financing cost of approximately $2.1 million and $7.4 million, respectively. For CAH, non-cash interest excludes amortization of deferred financing cost of approximately $3.4 million and $16.0 million, respectively, for the same periods.

(3)

In the three and twelve months ended December 31, 2015, SWAY recorded $2.0 million and $0.9 million of real estate tax expense, respectively, which related to periods prior to the three and twelve months ended December 31, 2015, respectively. These adjustments were primarily the result of tax assessment increases from the prior year by certain jurisdictions, and concentrated in the states of Texas and Florida. In the three months ended December 31, 2015, CAH recorded $0.8 million of real estate tax expense, which related to periods prior to the three months ended December 31, 2015. The Company has excluded the impact of these "out-of-period" tax expenses from results for the three months and year ended December 31, 2015.

For SWAY’s stabilized single-family rental portfolio, total revenue as adjusted increased by $1.3 million, or 2.6%, to $51.7 million for the three months ended December 31, 2015 as compared to the three months ended September 30, 2015. Property operating expenses on the stabilized single-family rental portfolio were $20.3 million for the three months ended December 31, 2015. As a result, net operating income (“NOI”) for the stabilized portfolio was $31.4 million for the three months ended December 31, 2015, for a stabilized portfolio NOI margin of 63.2%. The stabilized NOI margin for the three months ended December 31, 2015 excludes a prior period adjustment of approximately $2.0 million.

For SWAY’s annual same store portfolio of 1,596 homes, defined as homes stabilized on or before January 1, 2014 and held in operations throughout the full periods in both 2014 and 2015, NOI increased 6.6% for the three months ended December 31, 2015 from the three months ended December 31, 2014. Results of the same store portfolio may be volatile until the same store pool grows into a more meaningful cohort of homes.

Fourth Quarter 2015 Financial Highlights: CAH

For CAH, for the three months ended December 31, 2015, rental revenue from its single-family rental portfolio was $75.6 million, total revenue was $80.9 million, net loss attributable to common shareholders was approximately $14.3 million and Core FFO as Adjusted for out of period items was $22.1 million.

Full Year 2015 Financial Results: SWAY

For the year ended December 31, 2015, Core FFO as Adjusted was $63.7 million or $1.68 per share, compared to $21.0 million or $0.54 per share for the year ended December 31, 2014.

Rental revenue from the single-family rental portfolio increased 79.4% to $188.1 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Total revenues were $271.8 million for the year ended December 31, 2015 compared to $142.9 million for the year ended December 31, 2014. SWAY’s net loss attributable to common shareholders was approximately ($44.4) million, or ($1.17) per share, for the year ended December 31, 2015 compared to a net loss of ($43.7) million, or ($1.13) per share, for the year ended December 31, 2014.

For SWAY’s stabilized single-family rental portfolio, total revenue as adjusted was $192.7 million for the year ended December 31, 2015. Property operating expenses on the stabilized single-family rental portfolio were $73.4 million for the year ended December 31, 2015. As a result, NOI for the stabilized portfolio was $119.3 million for the year ended December 31, 2015, for a stabilized portfolio NOI margin of 64.1%. The stabilized NOI margin for the year ended December 31, 2015 excludes a prior period adjustment of approximately $0.9 million.

For SWAY’s annual same store portfolio of 1,596 homes, defined as homes stabilized on or before January 1, 2014 and held in operations throughout the full year in both 2014 and 2015, NOI increased 6.9% for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Results of the same store portfolio may be volatile until the same store pool grows into a more meaningful cohort of homes.

Acquisition/Disposition Activity: SWAY

During the three months ended December 31, 2015, SWAY acquired 217 homes for an aggregate estimated total investment of $42.6 million, or approximately $196,500 per home, including estimated investment costs for renovation. For the year ended December 31, 2015, SWAY acquired 2,013 homes for an aggregate estimated total investment of $373.7 million, or approximately $185,800 per home, including estimated investment costs for renovation. SWAY sold 454 homes during the fourth quarter, including 138 single-family rental homes and 316 REO homes. The single-family rental homes were sold for gross sales proceeds of $29.0 million, and SWAY recorded a gain of approximately $1.8 million on the sales. The REO homes were sold for gross sales proceeds of $33.7 million, and SWAY recorded a U.S. generally accepted accounting principles (“GAAP”) loss of ($3.7) million from these sales.

NPL Portfolio

Since the first quarter of 2014, SWAY has sold $137.4 million of REO at an average 95.7% of their broker price opinion (“BPO”) value. There were no non-performing loans (“NPLs”) purchased in 2015, and SWAY intends to continue the wind down of the NPL business with a target completion date by the end of 2017.

As of December 31, 2015, SWAY owned 2,539 first lien NPLs compared to 2,830 first lien NPLs owned as of September 30, 2015. The aggregate purchase price of $372.1 million for these 2,539 NPLs represents 64.0% of their BPO value. The reduction in first lien NPLs is primarily due to resolution activity during the three months ended December 31, 2015.

SWAY successfully resolved 330 NPLs during the three months ended December 31, 2015 compared to 453 NPLs resolved during the three months ended September 30, 2015. The total number of resolutions does not include the bulk sale of 461 RPLs during the three months ended September 30, 2015. As of December 31, 2015, SWAY had resolved 65% of the 5,758 NPLs acquired since SWAY’s inception in 2012.

Balance Sheet and Financial Activities:  SWAY

As of December 31, 2015, SWAY had $1.9 billion of debt outstanding, with a weighted average variable interest rate of 3.19% and a weighted-average remaining term to maturity of 2.7 years. As of December 31, 2015, SWAY had a total of approximately $346.3 million of unrestricted cash and undrawn capacity on its credit facilities.

Subsequent Events

On January 27, 2016, the Company’s Board of Trustees (the “Board”) authorized a $100 million increase and an extension to the Company’s share repurchase program. The Company is now authorized to purchase up to $250 million of its outstanding common shares through May 6, 2017. Under this revised program, the Company has repurchased approximately 2 million common shares subsequent to the year ended December 31, 2015 for an aggregate purchase price of $43.3 million at an average of $21.67 per share.

In February 2016, the Company entered into interest rate swap contracts effectively fixing the interest rate on approximately $1.6 billion of its variable-rate debt for three years. These swap contracts are structured as step-up swaps, which lock in the forward LIBOR curve with fixed rates of 2.52%, 2.74%, and 2.99% (inclusive of servicing fee and CREFC® license fee), in years one, two and three, respectively, averaging 2.75% over the three year term.

On February 22, 2016, the Board declared a dividend of $0.22 per common share for the first quarter of 2016, which will be paid on April 15, 2016 to shareholders of record on March 31, 2016.

Combined Company Full Year 2016 Financial Guidance: Single-Family Rental

Going forward, the Company intends to provide Core FFO per share guidance related to the single-family rental business segment only, as the Company anticipates having substantially completed the wind down of the NPL business by the end of 2017. The Company expects single-family rental Core FFO per share for the full year ending December 31, 2016 for the combined Company to be in the range of $1.55 to $1.65, as compared to the $0.58 per share of single-family rental Core FFO achieved by SWAY on a standalone basis for the year ended December 31, 2015. The Company expects approximately $200 million to $250 million of net cash proceeds after pay down of associated debt and carrying costs to be produced from NPL resolutions and REO sales by the end of 2017. Net cash proceeds from the NPL business are expected to be redeployed to various capital allocation activities, including additional debt pay down, share repurchases and investment in the single-family rental business.

The following presents a summary of the combined Company’s expected financial outlook for the year ending December 31, 2016:

2016 Guidance

Range
Projected single-family rental Core FFO per share	$1.55 - $1.65
Stabilized occupancy	94% - 95%
Blended rent growth	4% - 5%
Core NOI margin (stabilized)	62% - 64%

This outlook is based on a number of assumptions, many of which are outside the Company’s control and all of which are subject to change. This outlook reflects the Company’s expectations on (i) existing investments and (ii) yield on incremental investments inclusive of the Company’s existing pipeline. All guidance is based on current expectations of future economic conditions and the judgement of the Company’s management team.

Fourth Quarter 2015 Conference Call

A conference call is scheduled on Monday, February 29, 2016, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the three months and year ended December 31, 2015. The domestic dial-in number is 1-877-407-4018 (for U.S. and Canada) and the international dial-in number is 1-201-689-8471 (passcode not required). An audio webcast may be accessed at www.colonystarwood.com, in the investor relations section. A replay of the call will be available through March 29, 2016, and can be accessed by calling 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (international), replay pin number 13629574, or by using the link at www.colonystarwood.com, in the investor relations section.

About Colony Starwood Homes

Colony Starwood Homes (NYSE: SFR) is one of the largest publicly traded owners and operators of single-family rental homes in the United States. Colony Starwood Homes acquires, renovates, leases, maintains and manages single- family homes in markets that exhibit favorable demographics and long-term economic trends, as well as strengthening demand for rental properties. Colony Starwood Homes is building its business upon a foundation of respect for its residents and the communities in which it operates. Additional information can be found at www.colonystarwood.com.

Additional information

A copy of the Fourth Quarter 2015 Supplemental Information Package and this press release are available on the Company’s website at www.colonystarwood.com. This information has also been furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

The statements herein that are not historical facts, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “guidance,” “outlook,” “projects,” “forecast,” “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions.  Forward-looking statements are based on certain assumptions and discuss future expectations, describe future plans and strategies, and contain financial and operating projections or state other forward-looking information. The Company’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect the Company’s business, financial condition, liquidity, results of operations and prospects, as well as the Company’s ability to make distributions to its shareholders, include, but are not limited to:  failure to plan and manage the Internalization or the Merger effectively and efficiently; the possibility that the anticipated benefits from the Internalization or the Merger may not be realized or may take longer to realize than expected;  unexpected costs or unexpected liabilities that may arise from the Internalization or the Merger; the outcome of any legal proceedings that have been or may be instituted against the Company, CAH or others following the announcement or the completion of the Internalization or the Merger; expectations regarding the timing of generating additional revenues; changes in the Company’s business and growth strategies; volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically, whether the result of market events or otherwise; events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large financial institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts; declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes; the availability of attractive investment opportunities in homes that satisfy the Company’s investment objective and business and growth strategies; the impact of changes to the supply of, value of and the returns on NPLs; the Company’s ability to convert the homes and NPLs it acquires into rental homes generating attractive returns; the Company’s ability to successfully modify or otherwise resolve NPLs; the Company’s ability to wind-down its NPL business in the anticipated time period and to re-deploy net cash proceeds therefrom; the Company’s ability to lease or re-lease its rental homes to qualified residents on attractive terms or at all; the failure of residents to pay rent when due or otherwise perform their lease obligations; the Company’s ability to effectively manage its portfolio of rental homes; the concentration of credit risks to which the Company is exposed; the rates of default or decreased recovery rates on the Company’s target assets; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; potential conflicts of interest with Starwood Capital Group Global, L.P., Colony Capital, Inc. and their affiliates; the timing of cash flows, if any, from the Company’s investments; unanticipated increases in financing and other costs, including a rise in interest rates; the Company’s expected leverage; effects of derivative and hedging transactions; the Company’s ability to maintain its exemption from registration as an investment company under the Investment Company Act of 1940, as amended; actions and initiatives of the U.S. government and changes to U.S. government policies that impact the economy generally and, more specifically, the housing and rental markets; changes in governmental regulations, tax laws and rates, and similar matters; limitations imposed on the Company’s business and its ability to satisfy complex rules in order for the Company and, if applicable, certain of the Company’s subsidiaries to qualify as a REIT for U.S. federal income tax purposes and the ability of certain of the Company’s subsidiaries to qualify as taxable REIT subsidiaries for U.S. federal income tax purposes, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; and  estimates relating to the Company’s ability to make distributions to its shareholders in the future.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. Furthermore, except as required by law, the Company is under no duty to, and the Company does not intend to, update any of its forward-looking statements appearing herein, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations

John Christie

Phone: 510-982-5470

Email: IR@colonystarwood.com

Media Relations

Jason Chudoba Phone: 646-277-1249

Email: Jason.chudoba@icrinc.com

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
ASSETS
Investments in real estate properties
Land	$407,848	$359,889
Building and improvements	1,928,207	1,619,622
Total investments in real estate properties	2,336,055	1,979,511
Less: accumulated depreciation	(109,403)	(41,563)
Investment in real estate properties, net	2,226,652	1,937,948
Real estate held for sale, net	79,669	32,102
Total investments in real estate properties, net	2,306,321	1,970,050
Non-performing loans	64,620	125,488
Non-performing loans held for sale	—	26,911
Non-performing loans (fair value option)	380,613	491,790
Resident and other receivables, net	17,670	17,270
Cash and cash equivalents	87,485	175,198
Restricted cash	84,542	50,749
Deferred financing costs, net	26,375	34,160
Asset-backed securitization certificates	26,553	26,553
Other assets	13,500	17,994
Total assets	$3,007,679	$2,936,163
LIABILITIES AND EQUITY
Liabilities:
Senior SFR facility	$741,207	$441,239
Master repurchase agreement	274,441	454,249
Asset-backed securitization, net	527,262	526,816
Convertible senior notes, net	372,636	363,110
Accounts payable and accrued expenses	58,105	52,457
Resident security deposits and prepaid rent	23,151	17,857
Total liabilities	1,996,802	1,855,728
Equity:
Starwood Waypoint Residential Trust Equity:
Preferred shares, $0.01 par value - 100,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value - 500,000,000 authorized; 37,973,989 issued and outstanding as of December 31, 2015, and 37,778,663 issued and outstanding as of December 31, 2014	380	378
Additional paid-in capital	1,132,308	1,133,239
Accumulated deficit	(123,626)	(53,723)
Accumulated other comprehensive loss	(170)	(70)
Total Starwood Waypoint Residential Trust equity	1,008,892	1,079,824
Non-controlling interests	1,985	611
Total equity	1,010,877	1,080,435
Total liabilities and equity	$3,007,679	$2,936,163

STARWOOD WAYPOINT CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues
Rental revenues, net	$50,211	$37,097	$188,068	$104,830
Other property revenues	2,033	1,073	6,667	3,581
Realized gain on non-performing loans, net	3,560	2,629	44,070	9,770
Gain on loan conversions, net	9,090	6,994	33,032	24,682
Total revenues	64,894	47,793	271,837	142,863
Expenses
Property operating and maintenance	12,393	8,633	45,493	31,252
Real estate taxes and insurance	13,097	9,592	40,599	22,346
Mortgage loan servicing costs	9,533	11,020	39,518	28,959
Non-performing loans management fees and expenses	2,141	3,150	11,442	10,944
General and administrative	4,609	4,866	16,436	19,307
Share-based compensation	1,568	3,898	7,229	8,458
Investment management fees	4,517	4,825	18,843	16,097
Acquisition fees and other expenses	254	637	1,120	1,301
Interest expense, including amortization	19,388	16,633	76,800	35,223
Depreciation and amortization	23,305	19,918	80,080	41,872
Separation costs	—	—	—	3,543
Transaction-related expense	7,564	—	11,852	—
Finance-related expenses and write-off of loan costs	2,370	940	4,547	7,715
Impairment of real estate	2,261	171	3,122	2,579
Total expenses	103,000	84,283	357,081	229,596
Loss before other income, income tax expense and non-controlling interests	(38,106)	(36,490)	(85,244)	(86,733)
Other income (expense)
Realized gain (loss) on sales of investments in real estate, net	1,975	(148)	4,151	(224)
Realized loss on sales of divestiture homes, net	(3,870)	—	(6,871)	—
Unrealized (loss) gain on non-performing loans, net(1)	9,954	27,247	44,385	44,593
Loss on derivative financial instruments, net	(12)	(132)	(319)	(706)
Total other income	8,047	26,967	41,346	43,663
Loss before income tax expense and non-controlling interests	(30,059)	(9,523)	(43,898)	(43,070)
Income tax expense	(281)	(44)	159	460
Net loss	(29,778)	(9,479)	(44,057)	(43,530)
Net (income) loss attributable to non-controlling interests	(8)	(79)	(336)	(165)
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(29,786)	$(9,558)	$(44,393)	$(43,695)
Weighted-average shares outstanding - basic and diluted	37,972,846	37,860,335	37,949,784	38,623,893
Net loss per common share
Basic and diluted	$(0.78)	$(0.25)	$(1.17)	$(1.13)
Dividends declared per common share	$0.19	$0.14	$0.66	$0.28

(1)

For the three and twelve months ended December 31, 2015, upon the sale or other resolution of NPLs that resulted in the recognition of a realized gain or loss, we reclassified $5.4 million and $26.0 million that had previously been recorded in unrealized (loss) gain on NPLs, net to realized gain on NPLs, net, or realized gain on loan conversions, net, compared to $3.5 million for both the three and twelve month periods in 2014.

Definitions and Non-GAAP Financial Measures

NAREIT FFO, Core FFO and Core FFO as Adjusted

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) (“NAREIT FFO”) as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. Core FFO begins with NAREIT FFO as defined by the NAREIT White Paper, and is adjusted for: share-based compensation, non-recurring costs, transaction-related expenses, acquisition fees and other expenses, write-off of loan costs, loss on derivative financial instruments, amortization of derivative financial instruments cost, severance expense, non-cash interest expense related to amortization on convertible senior notes and other non-comparable items, as applicable. Core FFO as Adjusted begins with Core FFO and is adjusted further for out of period property tax expense.

NAREIT FFO, Core FFO, and Core FFO as Adjusted do not represent net income or cash flows from operations as defined by GAAP and are not intended to indicate whether cash flows will be sufficient to fund cash needs. They should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. SWAY’s NAREIT FFO and Core FFO may not be comparable to the NAREIT FFO of other REITs due to the fact that not all REITs use the NAREIT or similar Core FFO definition. For a reconciliation of NAREIT FFO, Core FFO and Core FFO as Adjusted to net loss attributable to common shareholders determined in accordance with GAAP, please see below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

NAREIT FFO, CORE FFO AND CORE FFO as Adjusted

(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Reconciliation of net loss to NAREIT FFO(1)
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(29,786)	$(9,558)	$(44,393)	$(43,695)
Add (deduct) adjustments from net loss to derive NAREIT FFO:
Depreciation and amortization on real estate assets	23,305	19,918	80,080	41,872
Impairment on depreciated real estate investments	99	—	99	15
Gain on sales of previously depreciated investments in real estate	(1,975)	(253)	(4,151)	(280)
Non-controlling interests	8	79	336	165
Subtotal - NAREIT FFO(1)	(8,349)	10,186	31,971	(1,923)
Add (deduct) adjustments to NAREIT FFO to derive Core FFO:
Share-based compensation	1,568	3,898	7,229	8,458
Acquisition fees and other expenses	254	637	1,120	1,301
Write-off of loan costs	1,587	—	1,587	5,032
Adjustments for derivative financial instruments	(88)	42	(82)	485
Separation costs	—	—	—	3,543
Transaction-related expense	7,564	—	11,852	—
Severance expense	—	—	—	355
Non-cash interest expense related to amortization on convertible senior notes	2,366	1,998	9,105	3,046
Subtotal - Core FFO(1)	4,902	16,761	62,782	20,297
Add (deduct) adjustments to Core FFO to derive Core FFO as adjusted for out of period items:
Real estate taxes and insurance (2)	2,013	722	915	722
Core FFO as Adjusted(1) for out of period items	$6,915	$17,483	$63,697	$21,019
Core FFO as Adjusted per common share	$0.18	$0.46	$1.68	$0.54
Dividends declared per common share	$0.19	$0.14	$0.66	$0.28
Weighted-average shares - basic and diluted	37,972,846	37,860,335	37,949,784	38,623,893
Contributions to Core FFO as Adjusted per share by segment
SFR	$0.14	$0.02	$0.58	$0.04
NPL	$0.04	$0.44	$1.10	$0.50
Total Core FFO	$0.18	$0.46	$1.68	$0.54
(1)	NAREIT FFO, Core FFO and Core FFO as Adjusted are non-GAAP measures.
(2)

In the three months ended December 31, 2015, SWAY recorded $2.0 million and $0.9 million of real estate tax expense which related to periods prior to the three and twelve months ended December 31, 2015, respectively.

COLONY AMERICAN HOMES

NAREIT FFO, CORE FFO AND CORE FFO as Adjusted

(Unaudited, in thousands)

	Three Months Ended	Year Ended
	December 31, 2015	December 31, 2015
Reconciliation of net loss to NAREIT FFO(1)
Net loss attributable to Colony American Homes, Inc.	$(14,297)	$(37,751)
Add (deduct) adjustments to net loss to derive NAREIT FFO:
Depreciation and amortization on real estate assets	28,006	108,307
Impairment on depreciated real estate assets	10,724	11,780
Gain on sales of previously depreciated investments in real estate	(730)	(1,133)
Non-controlling interests	(7,089)	(23,703)
FFO adjustments from unconsolidated joint ventures	45	239
Subtotal - NAREIT FFO(1)	16,659	57,739
Add (deduct) adjustments to NAREIT FFO to derive Core FFO:
Acquisition fees and other expenses	—	25
Adjustment for derivative instruments, net	5	217
Transaction-related expenses	4,692	7,112
Subtotal - Core FFO(1)	$21,356	$65,093
Add (deduct) adjustments to Core FFO to derive Core FFO as Adjusted for out of period items:
Real estate taxes and insurance (2)	757	—
Core FFO as Adjusted(1) for out of period items	$22,113	$65,093
(1)	NAREIT FFO, Core FFO and Core FFO as Adjusted are non-GAAP measures.
(2)	In the three months ended December 31, 2015, CAH recorded $0.8 million of real estate tax expense which related to periods prior to the three months ended December 31, 2015.

Same Store Properties

Same Store Properties are homes stabilized at January 1, 2014 and held in operations throughout the full year in both 2014 and 2015. Same Store Properties exclude homes that have been disposed or transitioned to the development period for significant renovation. For a reconciliation of Same Store NOI to net loss attributable to common shareholders determined in accordance with GAAP, please see below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

SAME STORE NOI

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Reconciliation of net loss to same store NOI(1)
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(29,786)	$(9,558)	$(44,393)	$(43,695)
Add (deduct) adjustments to derive total NOI:
Non-performing loan management fees and expenses	2,141	3,150	11,442	10,944
General and administrative	4,609	4,866	16,436	19,307
Share-based compensation	1,568	3,898	7,229	8,458
Investment management fees	4,517	4,825	18,843	16,097
Acquisition fees and other expenses	254	637	1,120	1,301
Interest expense, including amortization	19,388	16,633	76,800	35,223
Depreciation and amortization	23,305	19,918	80,080	41,872
Separation costs	—	—	—	3,543
Transaction-related expense	7,564	—	11,852	—
Finance-related expenses and write-off of loan costs	2,370	940	4,547	7,715
Impairment of real estate	2,261	171	3,122	2,579
Realized (gain) loss on sales of investments in real estate, net	(1,975)	148	(4,151)	224
Realized loss on divestiture homes, net	3,870	—	6,871	—
Loss on derivative financial instruments, net	12	132	319	706
Income tax expense	(281)	(44)	159	460
Net income attributable to non-controlling interests	8	79	336	165
Total NOI(1)(2)	39,825	45,795	190,612	104,899
Deduct: non-same store NOI	(23,036)	(16,457)	(92,716)	(39,918)
Deduct: total NPL NOI	(13,071)	(25,850)	(81,969)	(50,086)
Same store NOI(1)	$3,718	$3,488	$15,927	$14,895

(1)	NOI and Same Store NOI are non-GAAP measures.
(2)	Includes out of period tax expenses of $2.0 million and $0.9 million for the three and twelve months ended December 31, 2015.

Total NOI, Total NPL NOI, Total Non-Stabilized Portfolio NOI and Total Stabilized Portfolio NOI

Total NOI is total revenues less property operating and maintenance expenses and real estate taxes and insurance expenses (“property operating expenses”) and mortgage loan servicing costs. Total NPL Portfolio NOI is gains on NPLs, net and gains on loan conversions, net less mortgage loan servicing costs. Total Non-Stabilized Portfolio NOI is total revenues on the non-stabilized portfolio less property operating expenses on the non-stabilized portfolio.  Total Stabilized Portfolio NOI is total revenues on the stabilized portfolio less property operating expenses on the stabilized portfolio. Refer to the table on the next page for a reconciliation of net loss attributable to common shareholders to these NOI measures.

These NOI measures and Same Store NOI should not be considered alternatives to net loss or net cash flows from operating activities, as determined in accordance with GAAP, as indications of the Company’s performance or as measures of liquidity. Although the Company uses these non-GAAP measures for comparability in assessing their performance against other REITs, not all REITs compute the same non-GAAP measures. Accordingly, there can be no assurance that the Company’s basis for computing these non-GAAP measures are comparable with that of other REITs.

STARWOOD WAYPOINT RESIDENTIAL TRUST

RECONCILIATION OF NET LOSS TO NOI MEASURES

(Unaudited, in thousands)

Q4 2015
Reconciliation of net loss to stabilized portfolio NOI
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(29,786)
Add (deduct) adjustments to get to total NOI
Non-performing loan management fees and expenses	2,141
General and administrative	4,609
Share-based compensation	1,568
Investment management fees	4,517
Acquisition fees and other expenses	254
Interest expense, including amortization	19,388
Depreciation and amortization	23,305
Transaction-related expense	7,564
Finance-related expenses and write-off of loan costs	2,370
Impairment of real estate	2,261
Realized gain on sales of investments in real estate, net	(1,975)
Realized loss on sales of divestiture homes, net	3,870
Loss on derivative financial instruments, net	12
Income tax expense	(281)
Net income attributable to non-controlling interests	8
Total NOI	39,825
Add (deduct) adjustments to get to total stabilized home portfolio NOI
NPL portfolio NOI components:
Realized gain on non-performing loans, net	(3,560)
Realized gain on loan conversions, net	(9,090)
Mortgage loan servicing costs	9,533
Unrealized loss on non-performing loans, net	(9,954)
Deduct: Total NPL portfolio NOI	(13,071)
Non-stabilized portfolio NOI components:
Property operating expenses on non-stabilized homes	2,649
Add Total Non-stabilized portfolio NOI	2,649
Total stabilized portfolio NOI	$29,403
Add (deduct) prior period adjustments recorded in 2014
Property taxes and insurance(1)	2,013
Adjusted total stabilized portfolio NOI	$31,416
Calculation of stabilized portfolio NOI margin:
Rental revenues	$50,211
Less bad debt expense	(531)
Total rental revenues	$49,680

Stabilized portfolio NOI margin	63.2%
(1)	In the fourth quarter of 2015, we adjusted NOI to exclude the impact of $2.0 million in out of period property tax expenses for the quarter.